SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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The Gabelli Global Small and Mid Cap Value Trust

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SUPPLEMENTAL  STATEMENT

GABELLI GLOBAL SMALL AND MID CAP VALUE TRUST

The Gabelli Global Small and Mid Cap Value Trust (NYSE: GGZ) (“the Fund”) today is responding to reports on the recommendations of the two leading independent proxy advisory firms in connection with the Fund’s Annual Meeting of Shareholders scheduled for 8:00 a.m. Eastern Time on May 11, 2020.

Glass Lewis & Co. (“Glass Lewis”) recommended that shareholders vote in-line with the Board of Trustees (the “Board”) recommendation “AGAINST” the Self-Tender Offer/Liquidation Proposal from Matisse Discounted Close-End Fund Strategy (the “Proponent”).  ISS has recommended that shareholders vote “For” the Self-Tender Offer/Liquidation Proposal.

The Board of Trustees believes that a tender offer for the Fund’s shares is not in the shareholders’ best interest.

We reiterate the benefits of the Fund and why the Proponent’s proposal falls short and should be voted “Against”.

Advisors and shareholders should use their own analyses and note the Proponent has not shown that the Fund has demonstrated a pattern of underperformance relative to peers or benchmark indices.

The Proponent presented the Fund’s performance as compared to the MSCI World SMID Cap Index over the period from the Fund’s inception through December 31, 2018, which is old data that does not reflect the Fund’s performance over the year ended December 31, 2019.

Market pricing is affected by supply and demand, but the Proponent did not discuss in its argument the Fund’s return on a NAV basis.  Our rebuttal indicates the Fund’s NAV return has been considerably more favorable over the long-term.  In particular, the Fund generated a total return of 30.0% on a NAV return basis and 8.5% on a market value basis over the period from inception through December 31, 2019.*

The Fund’s Board has utilized several options to reduce the Fund’s discount.  The Fund has paid quarterly distributions since March 2019 and the Board raised the quarterly distribution by 14% in March 2020.**  The Board has also authorized a share repurchase program under which the Fund repurchased 6% of shares outstanding in 2018 and 2% of shares outstanding in 2019.

If implemented, the Proponent’s proposal could have adverse consequences for shareholders of the Fund, including potentially resulting in escalating costs for shareholders who do not tender their shares or potentially eliminating the Fund as an investment option.

Preferred shareholders would be adversely affected by a reduction of assets and could be redeemed as a result in a reduction of asset coverage.

The Gabelli Global Small and Mid Cap Value Trust has a proven track record including:

●
From inception through December 31, 2019, the annualized NAV total return for the Fund is 4.86%. While the NAV return is slightly lower than the MSCI World SMID Cap Index’ annualized return of 6.75% for the same period, the Fund is managed in a conservative, value-oriented style, with goals of both capital preservation as well as appreciation.*

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The last several years have favored momentum and growth investing styles, though we believe the current macroeconomic environment of the COVID-19 pandemic may be a catalyst for value to shine again. Valuations for small and mid-cap companies have contracted substantially due to the pandemic and government response of economic shutdowns. A self-tender or liquidation of the Fund would irreparably harm Main Street investors who own the Fund, as assets may have to be liquidated at depressed values and these Main Street investors would be robbed of the opportunity to participate in any potential recovery of share prices of these companies.

●
We believe that as we emerge from the COVID-19 pandemic, economic conditions of low rates and reset valuations will favor an increase in mergers & acquisitions (“M&A”) activity, as occurred in the years following the financial crisis.  We believe that Gabelli’s Private Market Value with a CatalystTM style makes the Fund well positioned to take advantage of increased M&A activity.  A self-tender or liquidation of the Fund would remove the opportunity for Main Street investors to benefit from Fund holdings potentially being subject to takeover offers by financial or strategic acquirers.

●	A self-tender would result in a loss of scale for the Fund and an escalating expense ratio for non-redeeming shareholders.

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Furthermore, we believe our investor base of Main Street investors understands our value-oriented, bottom up style well, and have chosen to invest in the Fund specifically to allocate capital to our style.

The Board encourages shareholders to vote on the Proxy Card today “FOR” Mario Gabelli, James Conn and Salvatore Zizza as Trustees, and “AGAINST” the non-binding Self-Tender Offer/Liquidation Proposal.

*Returns represent past performance and do not guarantee future results. Investment returns and the principal value of an investment will fluctuate. The Fund’s use of leverage may magnify the volatility of net asset value changes versus funds that do not employ leverage. When shares are sold, they may be worth more or less than their original cost. Current performance may be lower or higher than the performance data presented. Visit www.gabelli.com for performance information as of the most recent month end. Performance returns for periods of less than one year are not annualized. Investors should carefully consider the investment objectives, risks, charges, and expenses of the Fund before investing. Index returns do not reflect expenses. You cannot invest directly in an index.

Total returns and average annual returns reflect changes in the NAV per share, reinvestment of distributions at NAV on the ex-dividend date, and adjustments for rights offerings and are net of expenses. Since inception return is based on an initial NAV of $12.00.

Total returns and average annual returns reflect changes in closing market values on the NYSE, reinvestment of distributions, and adjustments for rights offerings. Since inception return is based on an initial offering price of $12.00.

** Common share distributions are paid at the discretion of the Fund’s Board of Trustees. There is no guarantee that distributions will continue to be paid or continue to be paid in any particular amount.